Exhibit 99.1
For Release: Wednesday, Feb. 3, 2016, 7:30 a.m. EST

GM Reports Record Net Income of $9.7 Billion and
Record EBIT-Adjusted of $10.8 Billion for 2015

•	Full-year 2015 EPS of $5.91; EPS-adjusted of $5.02, up 65 percent from 2014

•	Fourth quarter EPS of $3.92; EPS-adjusted of $1.39, up 17 percent from 2014

•	Fourth quarter net income of $6.3 billion; record EBIT-adjusted of $2.8 billion

•	Returned $5.7 billion to shareholders in 2015

DETROIT - General Motors Co. (NYSE: GM) today announced record 2015 calendar-year net income attributable to common stockholders of $9.7 billion, or $5.91 per diluted share, up from $2.8 billion, or $1.65 per diluted share in 2014. Earnings per share (EPS) adjusted for special items was $5.02, up 65 percent compared to $3.05 in 2014.

Full-year earnings before interest and tax (EBIT) adjusted rose to a record $10.8 billion, up from $6.5 billion in 2014. EBIT adjusted margin for the year also increased, to a record 7.1 percent, compared to 4.2 percent in 2014.

“It was a strong year on many fronts, capped with record sales and earnings, and a substantial return of capital to our shareholders,” said Chairman and CEO Mary Barra. “We continue to strengthen our core business, which is laying the foundation for the company to lead in the transformation of personal mobility. We believe the opportunities this will create in connectivity, autonomous, car-sharing and electrification will set the stage for driving value for our owners for years to come.”

Special items during the calendar year impacted full-year net income to common stockholders favorably, $1.5 billion, or $0.89 per share, compared to an unfavorable $(2.4) billion impact in 2014, or $(1.40) per share. Among these special items were a net gain from the reversal of certain valuation allowances on deferred tax assets, and charges for litigation matters related to the ignition switch recall and a Venezuelan bolivar currency devaluation.

Total net revenue for the year was $152.4 billion, compared to $155.9 billion in 2014. The change in net revenue is due primarily to a negative net foreign currency exchange impact of $9.3 billion. Holding exchange rates constant, net revenue in 2015 was $5.8 billion higher than 2014.

Based on its strong operating performance in 2015 and consistent with the outlook provided in January, the company reaffirms its expectation that its EPS-adjusted will be between $5.25 and $5.75 in 2016.

Fourth Quarter Results

GM’s fourth quarter 2015 net income attributable to common stockholders was $6.3 billion, or $3.92 per diluted share, up from $1.1 billion, or $0.66 per diluted share during the fourth quarter of 2014. Earnings per share adjusted for special items during the fourth quarter was $1.39, up 17 percent compared to $1.19 per share for the fourth quarter of 2014.

EBIT-adjusted was a record $2.8 billion and EBIT-adjusted margin was 7.0 percent in the fourth quarter of 2015, compared to EBIT-adjusted of $2.4 billion and EBIT-adjusted margin of 6.1 percent in the fourth quarter of 2014.

“The fourth quarter closed another very strong year of operating performance,” said Chuck Stevens, executive vice president and CFO. “We plan to improve our results in 2016, driven by a significant vehicle launch cadence, continued emphasis on growing our adjacent businesses and an unrelenting focus on driving efficiencies into our core operations.”

Special items during the fourth quarter of 2015 impacted net income to common stockholders favorably, $4.0 billion, or $2.53 per share, compared to an unfavorable $(0.9) billion impact in 2014, or $(0.53) per share. These special items included a $3.9 billion net non-cash benefit related to the release of the company’s valuation allowances on certain GM Europe deferred tax assets.

Total net revenue in the fourth quarter of 2015 was $39.6 billion, approximately equal to the fourth quarter of 2014. Holding exchange rates constant, net revenue during the fourth quarter was $2.4 billion higher than the fourth quarter of 2014.

Overview (in billions except for per share amounts)

	Q4 2015	Q4 2014	CY 2015	CY 2014
Revenue	$39.6	$39.6	$152.4	$155.9
Net income attributable to common stockholders	$6.3	$1.1	$9.7	$2.8
Earnings per share (EPS) diluted	$3.92	$0.66	$5.91	$1.65
Impact of special items on EPS diluted	$2.53	$(0.53)	$0.89	$(1.40)
EPS diluted - adjusted	$1.39	$1.19	$5.02	$3.05
EBIT-adjusted	$2.8	$2.4	$10.8	$6.5
% EBIT-adjusted margin	7.0	6.1	7.1	4.2
Automotive net cash flow from operating activities	$2.2	$3.8	$10.0	$10.1
Adjusted automotive free cash flow	$(0.3)	$1.8	$2.2	$3.1
% Return on Invested Capital (ROIC)	27.2	15.4	27.2	15.4

Segment Results

•
GM North America (GMNA) reported EBIT-adjusted of $2.8 billion in the fourth quarter of 2015 compared to $2.2 billion in 2014. Full-year EBIT-adjusted of $11.0 billion and EBIT-adjusted margin of 10.3 percent were both records, and compared to EBIT-adjusted of $6.6 billion and EBIT-adjusted margin of 6.5 percent in 2014. Based on GMNA’s 2015 financial performance, the company will pay profit sharing of up to$11,000 to approximately 49,600 eligible GM U.S. hourly employees.

•
GM Europe (GME) reported EBIT-adjusted of $(0.3) billion in the fourth quarter of 2015, compared to $(0.4) billion in 2014. Full-year EBIT-adjusted was $(0.8) billion in 2015, compared to $(1.4) billion in 2014.

•
GM International Operations (GMIO) reported EBIT-adjusted of $0.4 billion in the fourth quarter of 2015 compared to $0.4 billion in 2014. Full-year EBIT-adjusted was $1.4 billion in 2015 compared to $1.2 billion in 2014. Results included China equity income of $0.6 billion in the fourth quarter and $2.1 billion for the full year.

•
GM South America (GMSA) reported approximately break-even results in the fourth quarter of 2015, compared to EBIT-adjusted of $0.1 billion in 2014. Full-year EBIT-adjusted was $(0.6) billion in 2015 compared to EBIT-adjusted of $(0.2) billion in 2014.

•	GM Financial reported earnings before taxes (EBT) of $0.2 billion in the fourth quarter of 2015, compared to $0.1 billion in 2014. Full-year EBT was $0.8 billion, compared to $0.8 billion in 2014.

Cash Flow and Liquidity

For the fourth quarter of 2015, automotive cash flow from operating activities was $2.2 billion, compared to $3.8 billion in 2014. In the fourth quarter of 2015, adjusted automotive free cash flow was $(0.3) billion, compared to $1.8 billion in 2014. For the year, adjusted automotive free cash flow was $2.2 billion, compared to $3.1 billion a year ago.

GM ended 2015 with total automotive liquidity of $32.5 billion compared to $37.2 billion at year-end in 2014. Automotive cash and marketable securities was $20.3 billion at the end of 2015, compared to $25.2 billion a year earlier.

In 2015 GM returned approximately $5.7 billion to shareholders, including $2.2 billion in common stock dividends and $3.5 billion through the GM common stock repurchase program.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

# # #

CONTACTS:

Tom Henderson 313-410-2704 GM Finance Communications tom.e.henderson@gm.com	Randy Arickx 313-268-7070 GM Investor Relations randy.c.arickx@gm.com

Forward-Looking Statements
In this press release and in related comments by management, our use of the words “plan”, “anticipate,” “goal,” “expect,” “possible,” “target,” “believe,” “commit”, “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “appears,” “potential,” “on track,” “designed,” “effect,” “estimate,” “evaluate,” “forecast,” “initiative,” “objective,” “outlook,” “priorities,” “pursue,” “seek,” “will,” “when,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: our ability to realize production efficiencies and to achieve reductions in costs; our ability to restructure our operations in various countries; our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation of product recalls; our ability to maintain adequate financing sources, including as required to fund new and improved products and services and investments in new technology; our ability to realize successful vehicle applications of new technology; our ability to deliver new products, services and customer experiences; volatility in the price of oil; the ability of our suppliers to timely deliver parts, components and systems; the availability of wholesale and retail financing in markets in which we operate to support the sale of our vehicles; the success of our full-size pick-up trucks and SUVs; the results of our joint ventures, which we cannot operate solely for our benefit and over which we may limited control; changes in economic conditions, commodity prices, housing prices, foreign currency exchange rates or political stability in the markets in which we operate; changes in laws, regulations and policies or other activities of governmental authorities or stricter or novel interpretations and consequent enforcement of existing requirements; significant changes in the economic, political and regulatory environment and market conditions in China; costs and risks associated with litigation and government investigations including those related to our various recalls and risks, consequences and costs associated with failure to comply with the deferred prosecution agreement; increases in our pension expense or projected pension contributions; and our ability to manage risks related to security breaches and other disruptions to our vehicles, information technology networks and systems.

GM’s most recent reports on Form 10-K and Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports to the Securities and Exchange Commission. GM does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and forward-looking statements attributed to GM or any person acting on its behalf are expressly qualified in their entirety by the factors referenced above.

Exhibit 1
General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The accompanying tables and charts include earnings before interest and taxes adjusted for special items, presented net of noncontrolling interests (EBIT-adjusted), earnings per share (EPS)-diluted-adjusted, return on invested capital (ROIC) and Automotive adjusted free cash flow. These metrics are not prepared in accordance with Accounting Principles Generally Accepted in the United States of America (U.S. GAAP) and have not been audited or reviewed by GM's independent auditors. EBIT-adjusted, EPS-diluted-adjusted, ROIC and Automotive adjusted free cash flow are considered non-GAAP financial measures.

Management uses EBIT-adjusted to review the operating results of its automotive segments because it excludes interest income, interest expense and income taxes as well as certain additional adjustments. GM Financial uses income before income taxes-adjusted because management believes interest income and interest expense are part of operating results when assessing and measuring the operational and financial performance of the segment.

Management uses EPS-diluted-adjusted to review our consolidated diluted earnings per share results on a consistent basis. EPS-diluted-adjusted is calculated as net income attributable to common stockholders less certain adjustments noted above for EBIT-adjusted on an after-tax basis as well as certain income tax adjustments divided by weighted-average common shares outstanding – diluted.

Management uses ROIC to review investment and capital allocation decisions. GM defines ROIC as EBIT-adjusted for the trailing four quarters divided by average net assets, which is considered to be the average equity balances adjusted for certain assets and liabilities during the same period.

Management uses Automotive adjusted free cash flow to review the liquidity of its automotive operations. GM measures Automotive adjusted free cash flow as cash flow from operations less capital expenditures adjusted for management actions, primarily related to strengthening its balance sheet, such as accrued interest on prepayments of debt and voluntary contributions to employee benefit plans.

Management uses these non-GAAP measures in its financial and operational decision making processes, for internal reporting and as part of its forecasting and budgeting processes as they provide additional transparency of GM's core operations. These measures allow management to view operating trends, perform analytical comparisons and benchmark performance between periods and among geographic regions.

GM's calculation of these non-GAAP measures may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related U.S. GAAP measures.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The following table summarizes the reconciliation of EBIT-adjusted to its most comparable U.S. GAAP measure, Net income attributable to stockholders (dollars in millions):

	Three Months Ended		Years Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Operating segments
GM North America (GMNA)	$2,771	$2,209	$11,026	$6,603
GM Europe (GME)	(298)	(393)	(813)	(1,369)
GM International Operations (GMIO)	408	396	1,397	1,222
GM South America (GMSA)	(47)	89	(622)	(180)
General Motors Financial Company, Inc. (GM Financial)(a)	167	119	837	803
Total operating segments(b)	3,001	2,420	11,825	7,079
Corporate and eliminations	(236)	(6)	(1,011)	(585)
EBIT-adjusted	2,765	2,414	10,814	6,494
Special items	(42)	(300)	(3,199)	(2,327)
Automotive interest income	39	56	169	211
Automotive interest expense	(113)	(104)	(443)	(403)
Gain on extinguishment of debt	449	200	449	202
Income tax benefit (expense)	3,168	(279)	1,897	(228)
Net income attributable to stockholders	$6,266	$1,987	$9,687	$3,949
__________

(a)	GM Financial amounts represent income before income taxes-adjusted.

(b)	GM's automotive operations' interest income, interest expense and income tax benefit (expense) are recorded centrally in Corporate.

In the three months ended December 31, 2015 special items primarily consisted of charges for various legal matters of $90 million related to the Ignition Switch Recall in Corporate; and a favorable adjustment related to the Ignition Switch Recall compensation program of $30 million in Corporate.

In the year ended December 31, 2015 special items primarily consisted of net insurance recoveries related to flood damage of $47 million in GMNA; costs related to the change in business model in Russia of $358 million in GME and $85 million in GMIO, which is net of noncontrolling interests; asset impairment charges of $297 million related to Thailand subsidiaries in GMIO; Venezuela currency devaluation charges of $604 million and asset impairment charges of $116 million related to Venezuela subsidiaries in GMSA; and charges related to the Ignition Switch Recall including the compensation program of $195 million and various legal matters of approximately $1.6 billion in Corporate.

In the three months ended December 31, 2014 special items primarily consisted of net insurance recoveries related to flood damage of $31 million in GMNA; asset impairment charges of $51 million related to Russian subsidiaries in GME and $158 million related to our Thailand subsidiary in GMIO; and Goodwill impairment charges of $120 million in GMSA.

In the year ended December 31, 2014 special items primarily consisted of a catch-up adjustment related to the change in estimate for recall campaigns of $874 million and charges related to flood damage of $101 million in GMNA; asset impairment charges of $245 million related to Russian subsidiaries in GME and $158 million related to a Thailand subsidiary in GMIO; Venezuela currency devaluation charges of $419 million and Goodwill impairment charges of $120 million in GMSA; and a charge related to the Ignition Switch Recall compensation program of $400 million in Corporate.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The following table reconciles EPS-diluted-adjusted to its most comparable financial measure under U.S. GAAP, diluted earnings per common share:

	Years Ended December 31,
	2015	2014	2013
Diluted earnings per common share	$5.91	$1.65	$2.38
Net impact of adjustments(a)	(0.89)	1.40	0.80
EPS-diluted-adjusted	$5.02	$3.05	$3.18
________

(a)
Includes the adjustments disclosed in Note 23 to our consolidated financial statements on an after-tax basis for all periods presented, income tax benefit of $3.9 billion related to the reversals of deferred tax asset valuation allowances primarily at GME in the year ended December 31, 2015 and income tax benefit of $0.5 billion related to income tax settlements in the year ended December 31, 2013.

The following table summarizes the calculation of ROIC (dollars in billions):

	Four Quarters Ended
	December 31, 2015	December 31, 2014
EBIT-adjusted	$10.8	$6.5
Average equity	$37.0	$41.3
Add: Average automotive debt and interest liabilities (excluding capital leases)	8.1	6.8
Add: Average automotive net pension & OPEB liability	28.3	26.6
Less: Average fresh start accounting goodwill		(0.1)
Less: Average net automotive income tax asset	(33.6)	(32.4)
ROIC average net assets	$39.8	$42.2
ROIC	27.2%	15.4%

The following table summarizes the reconciliation of Automotive adjusted free cash flow to Automotive net cash provided by operating activities (dollars in millions):

	Three Months Ended		Years Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Automotive adjusted free cash flow	$(289)	$1,799	$2,211	$3,146
Less: Adjustments	—	—	—	53
Capital expenditures	2,524	1,987	7,784	7,039
Automotive net cash provided by operating activities	$2,235	$3,786	$9,995	$10,132

Adjustments included pension contributions of $53 million related to the previously announced annuitization of the U.S. salaried pension plan in August 2014.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The following tables summarize key financial information by segment (dollars in millions):

	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Three Months Ended December 31, 2015
Net sales and revenue	$27,671	$4,712	$3,445	$1,881	$39		$37,748	$1,878	$(5)	$39,621
Expenditures for property	$1,913	$368	$108	$135	$5	$(5)	$2,524	$26	$—	$2,550
Depreciation and amortization	$952	$127	$106	$64	$4	$—	$1,253	$801	$—	$2,054
Impairment charges	$20	$24	$11	$—	$—	$—	$55	$—	$—	$55
Equity income(a)	$5	$1	$579	$—	$—	$—	$585	$30	$—	$615
	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Three Months Ended December 31, 2014
Net sales and revenue	$25,308	$5,415	$3,844	$3,711	$38		$38,316	$1,305	$(4)	$39,617
Expenditures for property	$1,418	$300	$98	$143	$20	$8	$1,987	$15	$—	$2,002
Depreciation and amortization	$971	$97	$97	$87	$20	$(1)	$1,271	$295	$—	$1,566
Impairment charges, excluding goodwill	$69	$24	$161	$2	$—	$—	$256	$—	$—	$256
Equity income(loss)(a)	$5	$(52)	$516	$—	$—	$—	$469	$—	$—	$469
	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Year Ended December 31, 2015
Net sales and revenue	$106,622	$18,704	$12,626	$7,820	$150		$145,922	$6,454	$(20)	$152,356
Expenditures for property	$5,688	$1,070	$480	$485	$66	$(5)	$7,784	$90	$—	$7,874
Depreciation and amortization	$3,745	$412	$436	$268	$16	$(3)	$4,874	$2,297	$—	$7,171
Impairment charges	$370	$117	$324	$35	$—	$—	$846	$—	$—	$846
Equity income(a)	$20	$2	$2,056	$—	$—	$—	$2,078	$116	$—	$2,194
	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Year Ended December 31, 2014
Net sales and revenue	$101,199	$22,235	$14,392	$13,115	$151		$151,092	$4,854	$(17)	$155,929
Expenditures for property	$4,985	$887	$681	$359	$127	$—	$7,039	$52	$—	$7,091
Depreciation and amortization	$4,122	$325	$419	$383	$75	$(4)	$5,320	$918	$—	$6,238
Impairment charges, excluding goodwill	$254	$302	$321	$3	$—	$—	$880	$—	$—	$880
Equity income(loss)(a)	$19	$(45)	$2,120	$—	$—	$—	$2,094	$—	$—	$2,094
_________

(a)
Includes automotive China joint ventures equity income of $572 million and $511 million in the three months ended December 31, 2015 and 2014 and $2.1 billion in the years ended December 31, 2015 and 2014.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

Vehicle Sales

GM presents both wholesale and retail vehicle sales data to assist in the analysis of its revenue and market share. GM does not currently export vehicles to Cuba, Iran, North Korea, Sudan or Syria. Accordingly, these countries are excluded from industry sales data in the tables below and corresponding calculations of its market share.

Wholesale Vehicle Sales

Wholesale vehicle sales data, which represents sales directly to dealers and others, is the measure that correlates GM's revenue from the sale of vehicles, which is the largest component of Automotive net sales and revenue. Wholesale vehicle sales exclude vehicles produced by joint ventures. In the year ended December 31, 2015, 48.3% of GM's wholesale vehicle sales volume was generated outside the U.S. The following table summarizes total wholesale vehicle sales of new vehicles by automotive segment (vehicles in thousands):

	Three Months Ended		Years Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
GMNA	913	849	3,558	3,320
GME	280	303	1,127	1,172
GMIO	157	177	588	655
GMSA	168	249	603	886
Worldwide	1,518	1,578	5,876	6,033

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

Retail Vehicle Sales and Market Share

Retail vehicle sales data, which represents sales to the end customers based upon the good faith estimates of management, including fleets, does not correlate directly to the revenue GM recognizes during the period. However, retail vehicle sales data is indicative of the underlying demand for GM vehicles. Market share information is based primarily on retail vehicle sales volume. In countries where end customer data is not readily available other data sources, such as wholesale or forecast volumes, are used to estimate retail vehicle sales.

Retail vehicle sales data includes all sales by joint ventures on a total vehicle basis, not based on the percentage of ownership in the joint venture. Certain joint venture agreements in China allow for the contractual right to report vehicle sales on non-GM trademarked vehicles by those joint ventures. Retail vehicle sales data includes vehicles sold through the dealer registration channel. This sales channel consists primarily of dealer demonstrator, loaner and self-registered vehicles (primarily in Europe). These vehicles are not eligible to be sold as new vehicles after being registered by dealers. Certain fleet sales that are accounted for as operating leases are included in retail vehicle sales at the time of delivery to the daily rental car companies. The following table summarizes total retail sales volume, or estimated sales volume where retail sales volume is not available, of new vehicles by geographic region (vehicles in thousands):

	Three Months Ended		Years Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
United States
Chevrolet - Cars	177	193	767	881
Chevrolet - Trucks	239	215	888	770
Chevrolet - Crossovers	113	83	471	383
Cadillac	50	43	175	171
Buick	55	58	223	229
GMC	149	135	558	501
Total United States	783	727	3,082	2,935
Canada, Mexico and Other	144	127	530	478
Total North America	927	854	3,612	3,413
Europe
Opel/Vauxhall	262	259	1,112	1,076
Chevrolet	15	39	64	180
Total Europe	277	298	1,176	1,256
Asia/Pacific, Middle East and Africa
Chevrolet	326	368	1,174	1,344
Wuling	406	372	1,519	1,609
Buick	350	249	1,035	920
Baojun	195	98	499	179
Cadillac	27	23	87	79
Other	56	55	211	247
Total Asia/Pacific, Middle East and Africa	1,360	1,165	4,525	4,378
South America(a)	159	236	645	878
Total Worldwide	2,723	2,553	9,958	9,925
_________
(a) Primarily Chevrolet.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The wholesale vehicle sales at GM's China joint ventures presented in the following table are included in GM's retail vehicle sales on the preceding page (vehicles in thousands):

	Three Months Ended		Years Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
SAIC General Motors Corp., Ltd.	553	481	1,711	1,710
SAIC GM Wuling Automobile Co., Ltd. and FAW-GM Light Duty Commercial Vehicle Co., Ltd.	601	478	2,019	1,830

	Three Months Ended		Years Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Market Share
United States - Cars	12.3%	13.4%	12.3%	14.1%
United States - Trucks	25.0%	24.9%	24.6%	23.4%
United States - Crossovers	16.1%	15.5%	17.2%	16.7%
Total United States	17.3%	17.4%	17.3%	17.4%
Total North America	16.9%	16.9%	16.8%	16.9%
Total Europe	5.8%	6.3%	6.1%	6.7%
Total Asia/Pacific, Middle East and Africa	10.9%	10.3%	10.3%	10.1%
Total South America	15.9%	16.8%	15.4%	16.5%
Total Worldwide	11.5%	11.3%	11.2%	11.4%

% Total U.S. Fleet Mix	19.7%	21.1%	22.0%	24.0%

North America Capacity Two Shift Utilization	102.1%	98.9%	105.0%	103.9%

General Motors Company and Subsidiaries
Consolidating Income Statements
(In millions) (Unaudited)

	Year Ended December 31, 2015				Year Ended December 31, 2014
	Automotive	GM Financial	Eliminations	Consolidated	Automotive	GM Financial	Eliminations	Consolidated
Net sales and revenue
Automotive	$145,922	$—	$—	$145,922	$151,092	$—	$—	$151,092
GM Financial	—	6,454	(20)	6,434	—	4,854	(17)	4,837
Total net sales and revenue	145,922	6,454	(20)	152,356	151,092	4,854	(17)	155,929
Costs and expenses
Automotive cost of sales	128,331	—	(10)	128,321	138,094	—	(12)	138,082
GM Financial interest, operating and other expenses	—	5,733	—	5,733	—	4,039	—	4,039
Automotive selling, general and administrative expense	13,405	—	—	13,405	12,158	—	—	12,158
Goodwill impairment charges	—	—	—	—	120	—	—	120
Total costs and expenses	141,736	5,733	(10)	147,459	150,372	4,039	(12)	154,399
Operating income	4,186	721	(10)	4,897	720	815	(5)	1,530
Automotive interest expense	453	—	(10)	443	409	—	(6)	403
Interest income and other non-operating income, net	621	—	—	621	824	—	(1)	823
Gain on extinguishment of debt	449	—	—	449	202	—	—	202
Equity income	2,078	116	—	2,194	2,094	—	—	2,094
Income before income taxes	6,881	837	—	7,718	3,431	815	—	4,246
Income tax expense (benefit)	(1,976)	79	—	(1,897)	(92)	320	—	228
Net income	8,857	758	—	9,615	3,523	495	—	4,018
Net (income) loss attributable to noncontrolling interests	72	—	—	72	(69)	—	—	(69)
Net income attributable to stockholders	$8,929	$758	$—	$9,687	$3,454	$495	$—	$3,949

General Motors Company and Subsidiaries
Basic and Diluted Earnings per Share
(Unaudited)

The following table summarizes basic and diluted earnings per share (in millions, except per share amounts):

	Three Months Ended		Years Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Basic earnings per share
Net income attributable to common stockholders	$6,266	$1,105	$9,687	$2,804
Weighted-average common shares outstanding	1,553	1,612	1,586	1,605
Basic earnings per common share	$4.03	$0.69	$6.11	$1.75
Diluted earnings per share
Net income attributable to common stockholders – diluted	$6,266	$1,105	$9,686	$2,786
Weighted-average common shares outstanding – diluted	1,597	1,680	1,640	1,687
Diluted earnings per common share	$3.92	$0.66	$5.91	$1.65

General Motors Company and Subsidiaries
Consolidating Balance Sheets
(In millions, except per share amounts) (Unaudited)

	December 31, 2015				December 31, 2014
	Automotive	GM Financial	Eliminations	Consolidated	Automotive	GM Financial	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$12,177	$3,061	$—	$15,238	$15,980	$2,974	$—	$18,954
Marketable securities	8,163	—	—	8,163	9,222	—	—	9,222
Restricted cash and marketable securities	180	1,410	—	1,590	136	1,202	—	1,338
Accounts and notes receivable, net	8,590	681	(934)	8,337	9,396	788	(1,106)	9,078
GM Financial receivables, net	—	18,281	(230)	18,051	—	16,705	(177)	16,528
Inventories	13,764	—	—	13,764	13,642	—	—	13,642
Equipment on operating leases, net	2,783	—	—	2,783	3,564	—	—	3,564
Deferred income taxes	8,123	476	—	8,599	9,440	320	—	9,760
Other current assets	1,152	330	—	1,482	1,407	133	—	1,540
Total current assets	54,932	24,239	(1,164)	78,007	62,787	22,122	(1,283)	83,626
Non-current Assets
Restricted cash and marketable securities	52	531	—	583	67	868	—	935
GM Financial receivables, net	—	18,500	—	18,500	—	16,006	—	16,006
Equity in net assets of nonconsolidated affiliates	8,215	986	—	9,201	8,350	—	—	8,350
Property, net	31,010	219	—	31,229	27,570	173	—	27,743
Goodwill and intangible assets, net	4,558	1,389	—	5,947	4,945	1,465	—	6,410
GM Financial equipment on operating leases, net	—	20,172	—	20,172	—	7,060	—	7,060
Deferred income taxes	28,694	(251)	—	28,443	25,439	(25)	—	25,414
Other assets	2,142	296	—	2,438	2,516	76	(635)	1,957
Total non-current assets	74,671	41,842	—	116,513	68,887	25,623	(635)	93,875
Total Assets	$129,603	$66,081	$(1,164)	$194,520	$131,674	$47,745	$(1,918)	$177,501
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable (principally trade)	$24,093	$740	$(771)	$24,062	$22,463	$716	$(650)	$22,529
Short-term debt and current portion of long-term debt
Automotive	1,209	—	(392)	817	1,128	—	(631)	497
GM Financial	—	18,745	—	18,745	—	14,447	—	14,447
Accrued liabilities	26,281	1,561	—	27,842	27,444	741	(1)	28,184
Total current liabilities	51,583	21,046	(1,163)	71,466	51,035	15,904	(1,282)	65,657
Non-current Liabilities
Long-term debt
Automotive	7,948	—	—	7,948	8,853	—	—	8,853
GM Financial	—	35,601	—	35,601	—	22,868	—	22,868
Postretirement benefits other than pensions	5,685	—	—	5,685	6,229	—	—	6,229
Pensions	20,804	107	—	20,911	23,676	112	—	23,788
Other liabilities	11,571	1,016	(1)	12,586	13,396	1,322	(636)	14,082
Total non-current liabilities	46,008	36,724	(1)	82,731	52,154	24,302	(636)	75,820
Total Liabilities	97,591	57,770	(1,164)	154,197	103,189	40,206	(1,918)	141,477
Commitments and contingencies
Equity
Common stock, $0.01 par value	15	—	—	15	16	—	—	16
Additional paid-in capital	27,606	1	—	27,607	28,937	—	—	28,937
Retained earnings	10,870	9,415	—	20,285	6,604	7,973	—	14,577
Accumulated other comprehensive loss	(6,931)	(1,105)	—	(8,036)	(7,639)	(434)	—	(8,073)
Total stockholders’ equity	31,560	8,311	—	39,871	27,918	7,539	—	35,457
Noncontrolling interests	452	—	—	452	567	—	—	567
Total Equity	32,012	8,311	—	40,323	28,485	7,539	—	36,024
Total Liabilities and Equity	$129,603	$66,081	$(1,164)	$194,520	$131,674	$47,745	$(1,918)	$177,501

General Motors Company and Subsidiaries
Consolidating Statements of Cash Flows
(In millions) (Unaudited)

	Year Ended December 31, 2015				Year Ended December 31, 2014
	Automotive	GM Financial	Reclassification (a)	Consolidated	Automotive	GM Financial	Reclassification (a)	Consolidated
Cash flows from operating activities
Net income	$8,857	$758	$—	$9,615	$3,523	$495	$—	$4,018
Depreciation, amortization and impairment charges	5,720	2,297	—	8,017	6,320	918	—	7,238
Foreign currency remeasurement and transaction losses	813	16	—	829	430	7	—	437
Amortization of discount and issuance costs on debt issues	64	112	—	176	82	99	—	181
Undistributed earnings of nonconsolidated affiliates and gains on investments	(31)	(116)		(147)	(301)	—	—	(301)
Pension contributions and OPEB payments	(1,597)	(3)	—	(1,600)	(1,310)	(5)	—	(1,315)
Pension and OPEB expense, net	316	5	—	321	434	5	—	439
Gains on extinguishment of debt	(449)	—	—	(449)	(202)	—	—	(202)
Benefit for deferred taxes	(2,763)	6	—	(2,757)	(528)	(46)	—	(574)
Change in other operating assets and liabilities	(805)	175	(1,124)	(1,754)	1,943	301	(2,000)	244
Other operating activities	(130)	(143)	—	(273)	(259)	152	—	(107)
Net cash provided by operating activities	9,995	3,107	(1,124)	11,978	10,132	1,926	(2,000)	10,058
Cash flows from investing activities
Expenditures for property	(7,784)	(90)	—	(7,874)	(7,039)	(52)	—	(7,091)
Available-for-sale marketable securities, acquisitions	(8,113)	—	—	(8,113)	(7,636)	—	—	(7,636)
Trading marketable securities, acquisitions	(1,250)	—	—	(1,250)	(1,518)	—	—	(1,518)
Available-for-sale marketable securities, liquidations	8,463	—	—	8,463	6,874	—	—	6,874
Trading marketable securities, liquidations	1,758	—	—	1,758	1,881	—	—	1,881
Acquisition of companies/investments, net of cash acquired	(4)	(924)	—	(928)	(7)	(46)	—	(53)
Increase in restricted cash and marketable securities	(229)	(515)	—	(744)	(272)	(567)	—	(839)
Decrease in restricted cash and marketable securities	125	251	—	376	180	335	—	515
Purchases of finance receivables	—	(18,619)	1,124	(17,495)	—	(16,744)	2,000	(14,744)
Principal collections and recoveries on finance receivables	—	11,726	—	11,726	—	10,860	—	10,860
Purchases of leased vehicles, net	—	(15,158)	—	(15,158)	—	(4,776)	—	(4,776)
Proceeds from termination of leased vehicles	—	1,096	—	1,096	—	1,096	—	1,096
Other investing activities	78	30	—	108	298	(2)	—	296
Net cash used in investing activities	(6,956)	(22,203)	1,124	(28,035)	(7,239)	(10,459)	2,000	(15,698)
Cash flows from financing activities
Net increase (decrease) in short-term debt	(19)	1,147	—	1,128	(79)	470	—	391
Proceeds from issuance of debt (original maturities greater than three months)	317	35,362	—	35,679	3,119	28,254	—	31,373
Payments on debt (original maturities greater than three months)	(369)	(16,887)	—	(17,256)	(745)	(18,779)	—	(19,524)
Payments to purchase stock	(3,520)	—	—	(3,520)	(3,277)	—	—	(3,277)
Dividends paid (including charge related to redemption of Series A Preferred Stock)	(2,242)	—	—	(2,242)	(3,165)	—	—	(3,165)
Other financing activities	51	(154)	—	(103)	4	(127)	—	(123)
Net cash provided by (used in) financing activities	(5,782)	19,468	—	13,686	(4,143)	9,818	—	5,675
Effect of exchange rate changes on cash and cash equivalents	(1,173)	(172)	—	(1,345)	(1,022)	(80)	—	(1,102)
Net transactions with Automotive/GM Financial	113	(113)	—	—	(695)	695	—	—
Net increase (decrease) in cash and cash equivalents	(3,803)	87	—	(3,716)	(2,967)	1,900	—	(1,067)
Cash and cash equivalents at beginning of period	15,980	2,974		18,954	18,947	1,074	—	20,021
Cash and cash equivalents at end of period	$12,177	$3,061	$—	$15,238	$15,980	$2,974	$—	$18,954
_________

(a)	Reclassification of purchases/collections of wholesale finance receivables resulting from vehicles sold by GM to dealers that have arranged their inventory floor plan financing through GM Financial.